Exhibit 10.14
January 16, 2019

Hsiao D. Lieu, M.D.

Dear Hsiao,

On behalf of NGM Biopharmaceuticals, Inc. (“NGM” or the “Company”), we are pleased that you will be joining the Company as Senior Vice President, Chief Medical Officer reporting to me. We believe this position represents an extraordinary opportunity, and we look forward to your joining our exceptional team.

Below are details of the compensation and benefits program we are offering as part of your employment with NGM, as well as other terms of your employment. Should you have questions regarding any part of this offer, or wish to receive additional details, please let us know. Your annual base salary will be $420,000.00, less payroll deductions and all required withholdings, paid semi-monthly over 24 pay periods per year. In addition, you will be eligible to participate in the NGM Incentive Bonus Plan. You will also be eligible to receive a one-time sign-on bonus of $225,000.00, payable within the first two pay periods of your employment with NGM. Should you voluntarily resign from NGM within two (2) years from your start date, you will be required to repay the pro-rated portion of the sign-on bonus payment based on the number of months you were employed by the Company following receipt of the sign-on bonus payment.

NGM provides all eligible employees with a comprehensive benefits program. You will have the opportunity to participate in these benefits, which include medical, dental and vision coverage for you and your eligible dependents, if you choose to enroll in them. In addition, we provide life insurance, LTD and AD&D coverage, along with a comprehensive 401(k) program. NGM also provides benefits including Company holidays, vacation, sick leave and Health Care and Dependent Flexible Spending Accounts. The Company may change compensation and benefits from time to time in its discretion. There is a formal performance review period once a year.

An important component of your compensation includes the opportunity for ownership in the Company. After you commence employment, and subject to the approval of our Board of Directors (the “Board”), NGM will grant you an option to purchase 400,000 shares of the Company’s common stock (subject to adjustment for stock splits, stock dividends, reclassification and the like) at the fair market value determined by the Board as of the date of grant (the “Option”). The Option will be subject to the terms and conditions of the Company’s Equity Incentive Plan (the “Plan”) and your grant agreement. Your grant agreement will reflect a four year vesting schedule, under which 25% of your Option will vest after 12 months and 1/48th of the total will vest at the end of each month thereafter, until either the Option is fully vested or your employment ends, whichever occurs first.

As a condition of your employment, you will be required to abide by the Company’s policies and procedures, including those outlined in our employee handbook. You also agree to read, sign and comply with the Company’s Employee Proprietary Information and Inventions Agreement (“Proprietary Information Agreement”).

In your work for the Company, you will be expected to not make any unauthorized use of, or disclose, the confidential information or materials, including trade secrets, of any former employer or other third party to whom you owe an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which information is common knowledge in the industry or otherwise legally available in the public domain, or which is otherwise provided or developed by the Company. By accepting employment with the Company, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company in any manner.

This offer is contingent upon our verification of your employment history. Any intentional misrepresentation concerning your employment history may result in actions up to and including revocation of this offer or termination of your employment at NGM.

Your employment relationship is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason, with or without cause or advance notice.

This letter, together with your Proprietary Information Agreement, forms the complete and exclusive statement of your agreement with the Company concerning this offer. The terms of this letter supersede any other representations or agreements made to you by any party, whether oral or written. The terms of our agreement cannot be changed (except those changes expressly reserved to the Company’s discretion in this letter) other than by a written agreement signed by you and a duly authorized officer of the Company. This agreement is to be governed by the laws of the state of California without reference to its conflicts of law principles. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability will not affect the other provisions of this agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder will be effective unless it is in writing. This agreement may be executed in more than one counterpart, and signatures transmitted electronically will be deemed equivalent to originals. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

Hsiao, we are thrilled that you have decided to accept our employment offer. Under the terms described above, please sign and date this letter and the Proprietary Information Agreement, and return them by January 23, 2019. It is our expectation that you will join NGM in March 2019.

NGM is an ambitious undertaking, and we fully expect our company to become a force in the development and commercialization of pharmaceutical therapies. To this end, we are assembling a team of uniquely qualified individuals with extraordinary knowledge, skills and drive. Your leadership of the development area will be a critical part of our success and we look forward to you joining our team.

Sincerely,

/s/ David J. Woodhouse
David J. Woodhouse, Ph.D.
Chief Executive Officer

Exhibit A — Employee Proprietary Information and Inventions Agreement

Understood and Accepted

/s/ Hsiao D. Lieu	1/22/2019
Hsiao D. Lieu, M.D.	Date

ADDITIONAL INFORMATION REGARDING SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

In addition to the employment offer letter with Dr. Lieu entered into on January 16, 2019, in February 2023, the Compensation Committee of the NGM Biopharmaceuticals, Inc. Board of Directors determined that, in the event of a termination without cause (and other than as a result of death or disability) or resignation for good reason, in either case on or within 18 months after the effective date of a change in control of the Company, and contingent on execution of an effective release of claims against us and satisfaction of certain other conditions, Dr. Lieu will be entitled to (i) continued payment of his base salary for 6 months; (ii) payment or reimbursement of COBRA premiums for him and his eligible dependents for up to 6 months; and (iii) full vesting of any unvested equity awards held by Dr. Lieu. The complete details of the foregoing benefits will be set forth in a written document provided to Dr. Lieu by the Company.